Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

(410) 363-3000, Ext. 224

or

Zachary Mizener

Lambert & Co.

(315) 529-2348

Universal Security Instruments Reports Third-Quarter Results

OWINGS MILLS, Md. February 16, 2022 - Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal third quarter and nine months ended December 31, 2021.

For the three months ended December 31, 2021, sales increased approximately 3.8% to $5,319,014 compared to sales of $5,124,750 for the same period last year.   The Company reported net income of $35,351, or $0.02 per basic and diluted share, compared to net income of $78,318 or $0.03 per basic and diluted share for the same period last year.

For the nine months ended December 31, 2021, sales increased approximately 5.1% to $15,259,235 versus $14,522,813 for the same period last year.  The Company reported net income of $157,688, or $0.07 per basic and diluted share, compared to net income of $725,181 or $0.31, per basic and diluted share for the corresponding 2020 period.

“While our sales have increased over the prior year’s period, sales continued to be impacted by supply chain disruptions such as obtaining ocean freight containers, and by port congestion in the port of Long Beach, California.  We have also experienced difficulty in obtaining raw materials such as micro-processing chips and other electronic components.   Our lower net income is due to higher selling and promotional costs, and by higher freight, legal, and consulting fees.” said Harvey Grossblatt - President and CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer and distributor of safety and security devices. Founded in 1969, the Company has an over 52-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms.  For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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Universal/Page 2

UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended
	December 31,
	2021	2020
Sales	$5,319,014	$5,124,750
Net income	35,351	78,318
Earnings per share:
Basic and diluted	$0.02	$0.03
Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Nine Months Ended
	December 31,
	2021	2020
Sales	$15,259,235	$14,522,813
Net income	157,688	725,181
Earnings per share:
Basic and diluted	$0.07	$0.31
Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

Universal/Page 3

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS	Dec. 31, 2021	Dec. 31, 2020
Cash	$387,223	$580,904
Accounts receivable and amount due from factor	4,241,012	3,463,933
Inventory	5,123,468	3,039,779
Prepaid expense	202,669	178,518

TOTAL CURRENT ASSETS	9,954,372	7,263,134

PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS–NET	95,283	270,962
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$10,053,655	$7,538,096

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit – factor	$2,357,431	$—
Note payable – Eyston Company Ltd.	1,081,440
Note payable - bank	—	221,400
Short-term portion of operating lease liability	43,965	167,926
Accounts payable	1,445,417	569,161
Accrued liabilities	251,158	281,175
TOTAL CURRENT LIABILITIES	5,179,411	1,239,662

NOTE PAYABLE – Eyston Company Ltd.	—	1,081,440
LONG TERM PORTION OF OPERATING LEASE LIABILITY	—	43,600
TOTAL LONG-TERM LIABILITIES	—	1,125,040

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at December 31, 2021 and 2020	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(8,034,726)	(7,735,576)
TOTAL SHAREHOLDERS’ EQUITY	4,874,244	5,173,394
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,053,655	$7,538,096